THE COMPANIES LAW (AS AMENDED) COMPANY LIMITED BY SHARES Memorandum of association of Prudential Global Tactical Allocation Subsidiary, Ltd.

REF: DC/DLC/P-128079

THE COMPANIES LAW (AS AMENDED)

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

Prudential Global Tactical Allocation Subsidiary, Ltd.

1.	The name of the company is Prudential Global Tactical Allocation Subsidiary, Ltd. (the "Company").
2.	The registered office of the Company will be situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.
3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Law (as amended) of the Cayman Islands (the "Companies Law").
4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Law.
5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.
7.	The capital of the Company is US$50,000.00 divided into 5,000,000 shares of a nominal or par value of US$0.01 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.
8.	The Company may exercise the power contained in section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

TABLE OF CONTENTS

ARTICLE                                                                                                                                     PAGE

TABLE A	1
INTERPRETATION	1
PRELIMINARY	6
SERVICE PROVIDERS	6
SHARE CAPITAL	6
SHARE RIGHTS AND RESTRICTIONS	7
ISSUE OF SHARES	7
FRACTIONAL SHARES	8
INVESTMENT ACCOUNTS	8
DETERMINATION OF NET ASSET VALUE	9
SERIES ROLL UP	10
REDEMPTION, purchase and surrender of shares	10
TREASURY SHARES	13
CONVERSION	13
COMPULSORY REDEMPTION	14
SUSPENSION	14
MODIFICATION OF RIGHTS	15
CERTIFICATES	15
TRANSFER OF SHARES	15
TRANSMISSION OF SHARES	16
ALTERATION OF SHARE CAPITAL	16
GENERAL MEETINGS	17
NOTICE OF GENERAL MEETINGS	17
PROCEEDINGS AT GENERAL MEETINGS	18

VOTES OF SHAREHOLDERS	19
CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	20
DIRECTORS	20
ALTERNATE DIRECTOR	21
POWERS AND DUTIES OF DIRECTORS	21
BORROWING POWERS OF DIRECTORS	22
THE SEAL	23
DISQUALIFICATION OF DIRECTORS	23
PROCEEDINGS OF DIRECTORS	23
DIVIDENDS	25
ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	26
WITHHOLDINGS AND DEDUCTIONS	27
CAPITALISATION OF RESERVES	27
SHARE PREMIUM ACCOUNT	28
NOTICES	29
INDEMNITY	30
NON-RECOGNITION OF TRUSTS	30
WINDING UP	31
AMENDMENT OF ARTICLES OF ASSOCIATION	31
CLOSING OF REGISTER OR FIXING RECORD DATE	31
REGISTRATION BY WAY OF CONTINUATION	32
MERGERS AND CONSOLIDATION	32
DISCLOSURE	32

THE COMPANIES LAW (AS AMENDED)

Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

Prudential Global Tactical Allocation Subsidiary, Ltd.

TABLE A

The Regulations contained or incorporated in Table 'A' in the First Schedule of the Companies Law shall not apply to Prudential Global Tactical Allocation Subsidiary, Ltd. (the "Company") and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

"Articles" means these articles of association of the Company, as amended or substituted from time to time.

"Auditors" means the auditors for the time being of the Company.

"Branch Register" means any branch Register of such category or categories of Members as the Company may from time to time determine.

"Business Day" means such day or days as the Directors may from time to time determine.

"Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

"Companies Law" means the Companies Law (as amended) of the Cayman Islands.

"Deduction" means the amount of any withholding taxes, interest and penalties which the Directors in their absolute discretion determine have been suffered or incurred directly or indirectly by the Company or any of their agents as a result of any failure by the relevant Shareholder to provide accurately and in a timely manner any form, certification or other information requested by the Company or its agents which it or they determine is necessary to comply with any reporting or other obligations and/or prevent the withholding of tax under Relevant Law.

"Directors" means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

"Feeder Fund" means any such investment vehicle as the Directors may from time to time determine.

"Functional Currency" means, with respect to the Shares of any Class, such currency as the Directors may from time to time determine as being the currency in which such Shares shall be subscribed, valued and/or redeemed pursuant to these Articles notwithstanding the currency of the par value thereof.

"Investment Account" shall have the meaning ascribed to it herein.

"Investment Management Agreement" means any agreement for the time being subsisting between or among the Company, any Feeder Fund, the Investment Manager and, if applicable, any affiliate thereof relating to the appointment and duties of the Investment Manager and, if applicable, such affiliate.

"Investment Manager" means any Person appointed and for the time being acting as investment manager or investment advisor of the Company pursuant to these Articles.

"Investments" means:

(a)	all forms of securities and other financial instruments whatsoever including, without limitation: share capital; stock; shares of beneficial interest; partnership interests, trust interests and similar financial instruments; bonds; notes; debentures (whether subordinated, convertible or otherwise); commodities; currencies; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, securities of any governments, other financial instruments and all other commodities; (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements; (iii) spot and forward currency transactions; and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; credit paper; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; exchange traded funds; structured securities; purchase agreements; obligations of any government and instrumentalities of any of them; commercial paper; certificates of deposit; bankers' acceptances; choses in action; trust receipts; and other instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person or government whether or not publicly traded or readily marketable or such other form of security or financial instrument as the Directors may from time to time determine; or
(b)	any investments not otherwise prohibited by the Memorandum of Association, including without limitation the forms of securities listed in (a) above, cash and cash equivalents, physical commodities and bullion or instruments of any kind representing ownership thereof, real estate and property of any kind.

"Lock-Up Period" means the period during which Shares may not be redeemed by a Shareholder being such period, if any, as the Directors may from time to time determine.

"Management Fee" means any management fee paid or payable by the Company to the Investment Manager as the same shall be calculated and paid in accordance with the Investment Management Agreement.

"Memorandum of Association" means the memorandum of association of the Company, as amended or substituted from time to time.

"Mutual Funds Law" means the Mutual Funds Law of the Cayman Islands, as amended from time to time.

"Net Asset Value" means the amount determined pursuant to these Articles as being the net asset value of the Company or of the Shares or any Class or Series as the context may require.

"Offering Memorandum" means the offering memorandum offering Shares, as amended or supplemented from time to time.

"Office" means the registered office of the Company as required by the Companies Law.

"Officers" means the officers for the time being and from time to time of the Company.

"Ordinary Resolution" means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

"Original Class" shall have the meaning ascribed to it herein.

"paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

"Performance Fee" means any performance-based incentive fee paid or payable by the Company to the Investment Manager in accordance with the Investment Management Agreement.

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

"Principal Register", where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

"Prohibited Person" means any Person holding Shares:

(a)	in breach of the law or requirements of any country or governmental authority; or
(b)	in circumstances (whether directly or indirectly affecting such Person and whether taken alone or in conjunction with any other Person, connected or not, or any other circumstances) which, in the opinion of the Directors, might result in the Company incurring any liability to taxation or suffering any other pecuniary, legal, regulatory or administrative disadvantage which the Company might not otherwise have incurred or suffered.

"Redeeming Shareholder" means a Shareholder who has requested the redemption of part or all of his Shares in accordance with these Articles.

"Redemption Day" means such day or days as the Directors may from time to time determine.

"Redemption Notice" means a notice in writing in such form as the Directors may from time to time determine from a Shareholder requesting the redemption of part or all of his Shares.

"Redemption Price" means the price at which Shares of each Class or Series are redeemed on a Redemption Day, being such price as the Directors may from time to time determine, as may be adjusted at the determination of the Directors.

"Register" means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

"Relevant Law" means the Tax Information Authority Law (as amended) and any regulations made from time to time thereunder, and/or any existing or future legislation applicable to the Company enacted by any jurisdiction that provides for the exchange of tax information regarding direct or indirect investors from time to time.

"Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

"Secretary" means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

"Series" means a series of a Class as may from time to time be issued by the Company.

"Share" means a share in the capital of the Company of $0.01 nominal or par value and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share. All references to "Shares" herein shall be deemed to be Shares of any or all Classes or Series as the context may require.  For the avoidance of doubt in these Articles the expression "Share" shall include a fraction of a Share.

"Shareholder" or "Member" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Law.

"signed" means bearing a signature or representation of a signature affixed by mechanical means.

"Special Resolution" means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

"Subscription Day" means such day or days as the Directors may from time to time determine.

"Subscription Price" means the price at which Shares of each Class or Series are offered for subscription on a Subscription Day, being such price as the Directors may from time to time determine.

"Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

"United States" means the United States of America (including the District of Columbia), its states, territories and possessions.

"Valuation Day" means such day or days as the Directors may from time to time determine.

2.	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;
(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;
(d)	reference to a dollar or dollars (or $) and to a cent or cents is reference to dollars and cents of the United States;
(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and
(g)	reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, Iithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.
5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.
6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.
7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SERVICE PROVIDERS

8.	The Directors may appoint any one or more Persons to act, or remove any one or more Persons from so acting, as service providers to the Company (including, without limitation, as manager, administrator, custodian, registrar and transfer agent, Investment Manager, investment adviser, sponsor and/or prime broker, Auditors and legal counsel to the Company) and the Directors may entrust to and confer upon such Persons any of the powers exercisable by them as Directors upon such terms and conditions including the right to remuneration payable by, and indemnification from, the Company and with such restrictions and with such powers of delegation as they may determine and either collaterally with or to the exclusion of their own powers. Any such provider may be appointed or removed by the Directors at any time without notice to, or the consent of, the Shareholders.

SHARE CAPITAL

9.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:
(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and
(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

10.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and sub-classes and Series and sub-series (if any) and the relevant Functional Currency thereof shall be fixed and determined by the Directors or the Shareholders by Ordinary Resolution. The pro rata portion of the Company's assets that may be attributed to each Class or sub-class or Series or sub-series may be invested together with the pro rata portion of the Company's assets that may be attributed to each other Class or sub-class or Series or sub-series as designated from time to time.
11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

SHARE RIGHTS AND RESTRICTIONS

12.	Subject to any rights or restrictions for the time being attached to any Class or Series, Shares shall confer upon a Shareholder the right to receive notice of, to attend, to speak at and to vote at general meetings of the Company and shall confer upon the Shareholders rights in a winding-up or repayment of capital and the right to participate in the profits or assets of the Company in accordance with these Articles.

ISSUE OF SHARES

13.	Subject to these Articles, upon receipt by the Company or its agent of a subscription application in writing (in such form, and if required, by such number of days prior to the relevant Subscription Day, as the Directors may from time to time determine), the Directors on each Subscription Day may allot and issue Shares for cash or, if they so determine, for non-cash consideration (or a combination of both), or procure the transfer to the applicant of fully paid Shares.
14.	Shares will be offered on each Subscription Day at the applicable Subscription Price.
15.	The minimum initial and additional subscription amount for Shares per applicant shall be such amount as the Directors may from time to time determine.
16.	Subject to any applicable law, the Directors may enter into agreements with brokers, dealers and other Persons acting as agents for the Company pursuant to which such Persons will receive brokerage commissions in recognition of sales of Shares to investors they introduce to the Company and who become Shareholders.
17.	Unless the Directors otherwise determine, no Shares shall be issued during any period when the determination of Net Asset Value is suspended pursuant to these Articles.
18.	The prohibition in the preceding Article shall not apply in relation to applications for Shares that have been received and accepted by the Company prior to the commencement of the period of suspension mentioned in that Article.
19.	Payment for Shares shall be made at such time and place and to such Person on behalf of the Company as the Directors may from time to time determine.

20.	The Directors shall have the power to impose such restrictions as they may think necessary for the purpose of ensuring that no Shares in the Company are acquired or held by any Prohibited Person.

FRACTIONAL SHARES

21.	The Directors may issue fractions of a Share to such number of decimal places as the Directors may determine and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class (where such Class is not issued in Series) is issued to or acquired by the same Shareholder such fractions shall be accumulated. If more than one fraction of a Share of the same Series of a Class (where such Class is issued in Series) is issued to or acquired by the same Shareholder such fractions shall be accumulated.

INVESTMENT ACCOUNTS

22.	The Directors may establish separate accounts on the books and records of the Company (each an "Investment Account") for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account:
(a)	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;
(b)	the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series (including without limitation all hedging income, liabilities and costs) may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;
(c)	where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an Investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;
(d)	in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;
(e)	where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;
(f)	the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment Accounts (including conditions as to subsequent reallocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

(g)	the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.
23.	Subject to any applicable law and except as otherwise provided in these Articles, the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

DETERMINATION OF NET ASSET VALUE

24.	The Net Asset Value shall be determined by the Directors or their agent as at the close of business on each Valuation Day in accordance with these Articles, except when the determination of the Net Asset Value has been suspended under the provisions of these Articles.
25.	The Net Asset Value of the Company will be equivalent to all the assets of the Company less all the liabilities of the Company as at the relevant Valuation Day.
26.	The Net Asset Value per Share of any Class or Series is determined by dividing the value of the assets of the Company attributable to the Shares of the relevant Class or Series less all liabilities of the Company attributable to the Shares of such Class or Series by the number of such Shares as at the relevant Valuation Day, the result being rounded up or down to the nearest unit of the applicable Functional Currency as the Directors may determine.
27.	Shares within the same Series, if applicable, will have the same Net Asset Value per Share.
28.	The value of the assets of the Company and liabilities of the Company and the method of valuation of such assets and liabilities shall be determined by the Directors or their agent (who may, if applicable, consult with and rely on the advice of the Investment Manager).
29.	Unless the Directors determine otherwise, the assets of the Company shall be deemed to include:
(a)	all Investments owned or contracted to be acquired and all unrealised gains (or losses) on such Investments;
(b)	all cash on hand, on loan or on deposit including accrued interest thereon;
(c)	all bills and demand notes and amounts receivable (including proceeds of Investments sold but not delivered);
(d)	all interest accrued on any interest-bearing Investments owned by the Company, except to the extent that the same is included or reflected in the principal amount of such Investments; and
(e)	all other assets of every kind and nature, including, without limitation, prepaid expenses.
30.	Unless the Directors determine otherwise, the liabilities of the Company shall be deemed to include:
(a)	all loans, bills and accounts payable;

(b)	accrued Management Fees and Performance Fees;
(c)	all accrued or payable administrative expenses (including all fees payable to any service provider and any agent), and any allowance for estimated annual audit fees, Directors' fees, legal fees and other fees, and any additional fees payable to the Investment Manager;
(d)	all known liabilities, present and future, including, without limitation, all matured contractual obligations for payments of money or property;
(e)	an appropriate provision for taxes due and future taxes to be assessed; and
(f)	all other liabilities of the Company of every kind and nature for which reserves are determined to be required by the Directors.

In the event that any amount is not payable until some future time after the relevant Valuation Day, the Directors (who may consult with and rely on the advice of the Investment Manager) shall make such allowance as is considered appropriate to reflect the true current value thereof.

31.	The Directors shall determine which accounting principles shall apply to the calculation of the Net Asset Value. Reserves may be established for estimated or accrued expenses, liabilities or contingencies in such manner as the Directors may determine.
32.	In the event that the Directors determine that the valuation of any Investments does not fairly represent market value, the Directors may value such Investments as they may reasonably determine.
33.	The Directors may request that the Auditors, or such other independent third party as the Directors may from time to time determine, review the methodology of valuation adopted by the Company at such times as may, in the view of the Directors, be appropriate and the Directors may, following such review, adopt such other basis for valuation as the Auditors, or such other independent third party as the Directors may from time to time determine, may recommend. The Directors may make such modifications to the means of determining the Net Asset Value as they may from time to time consider reasonable to ensure that the methodology of valuation accords with good accounting practice.

SERIES ROLL UP

34.	Subject to any rights or restrictions for the time being attached to any Class or Series, if Shares of any Class are issued in Series, Shares of any such issued and outstanding Series may be converted by way of compulsory redemption and reissue into Shares of any other Series of the relevant Class (after accrual or payment of such fees, if any, as the Directors may from time to time determine) at the end of such period as the Directors may determine at the prevailing Net Asset Value of each such Series of the relevant Class. No compulsory redemption of Shares pursuant to this Article shall require prior notice in writing to be given to Shareholders.

REDEMPTION, purchase and surrender of shares

35.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine, or as may otherwise be determined from time to time;
(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;
(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and
(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.
36.	Subject to the Companies Law, these Articles and any rights and restrictions for the time being attached to any Class or Series:
(a)	on receipt by the Company or its agent of a Redemption Notice upon at least such number of days' prior notice in writing as the Directors may from time to time determine (subject to the determination of the Directors to waive or reduce such period of notice) the Company shall redeem all or any portion of such Redeeming Shareholder's Shares on a Redemption Day at the Redemption Price for the relevant Class and Series; and
(b)	Shares may only be redeemed following the expiration of any applicable Lock-Up Period (unless the Directors or their agents determine to waive, reduce and or remove such Lock-Up Period).
37.	Subject to any rights or restrictions for the time being attached to any Class or Series, the Directors shall be entitled to impose such restrictions as they may determine on the number and/or the aggregate Net Asset Value of Shares of any Class or Series that may be redeemed on a particular date or during a particular period.
38.	Any Redemption Notice received by the Company or its agent after such time and in such place on a Business Day as the Directors may determine, or received on a day other than a Business Day may be deemed by the Directors to be received on the next following Business Day.
39.	The Directors may determine that a Redeeming Shareholder shall not be permitted to redeem part only of his holding of Shares of any Class or Series if such redemption would result in such Redeeming Shareholder holding Shares with an aggregate Net Asset Value of less than such amount as the Directors may from time to time determine. The Directors shall not be required to redeem fewer than such minimum number of Shares of any Redeeming Shareholder calculated by reference to their Net Asset Value per Share as they may from time to time determine.
40.	The Directors may levy a charge of such amount as they may from time to time determine on the redemption of Shares of any Class or Series which are redeemed within such periods of the date of issue or in such other circumstances as the Directors may from time to time determine. Such charge may be waived by the Directors or paid to the Company or to such other Person as the Directors may determine.
41.	Subject to these Articles, a Redeeming Shareholder shall not be entitled to withdraw a Redemption Notice duly submitted in accordance with these Articles except with the prior consent in writing of the Directors.

42.	If a determination is made to effect a suspension of the voluntary redemption of Shares pursuant to these Articles, a Redeeming Shareholder who has submitted a Redemption Notice may withdraw his Redemption Notice during the period of suspension. Any withdrawal of a Redemption Notice under the provisions of these Articles shall be made in writing and shall only be effective if actually received by the Company or its agent before termination of the period of suspension. If the Redemption Notice is not so withdrawn the redemption of the Shares shall be made at such time and in such order of priority as the Directors may determine.
43.	In the event that a Redeeming Shareholder redeems any or all of his Shares on any one Redemption Day, and there is a subsequent adjustment to the Net Asset Value of the Shares redeemed by such Redeeming Shareholder on such Redemption Day, the Directors may either determine to pay an additional amount to such Redeeming Shareholder, retain such amount for the benefit of the Company or take such action as is necessary to recover the overpaid amount from such Redeeming Shareholder, as the case may be. In the event of a partial redemption of a Redeeming Shareholder's Shares, the Directors may, in addition to the foregoing, determine to adjust the number of Shares held by such Redeeming Shareholder (by way of redemption or further issuance) to take account of any subsequent adjustments to the Net Asset Value of the Shares redeemed by such Redeeming Shareholder as at the relevant Redemption Day.
44.	The timing of payments to a Redeeming Shareholder of the redemption proceeds to which such Redeeming Shareholder is entitled upon a redemption of Shares pursuant to these Articles, the amounts of each such payment, the currency in which such redemption proceeds shall be paid and the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees expenses or other liabilities for which a Redeeming Shareholder (or the Company, as a result of any action or inaction of the Redeeming Shareholder) is liable) and the interest (if any) to be applied thereto shall be determined by the Directors from time to time.
45.	Amounts payable to a Redeeming Shareholder in connection with the redemption of Shares will be paid in cash (unless the Directors determine to pay the Redemption Price (or any amount thereof) by way of delivery of assets in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating vehicle structure) and normally will be posted or sent by wire transfer upon the Redeeming Shareholder's request and at his expense. In the event that any amount of the Redemption Price is paid to a Redeeming Shareholder in specie, any asset(s) delivered to the Redeeming Shareholder shall be valued by or on behalf of the Directors on such basis and as at such date as the Directors may determine.
46.	If any Redeeming Shareholder submitting a Redemption Notice does not identify the date of purchase of Shares of the relevant Class or Series thereof to be redeemed, the Company will redeem Shares of the relevant Class or Series in the order in which they were first purchased by the Redeeming Shareholder (that is on a "first-in first-out" basis).
47.	The redemption, purchase or surrender of Shares under the provisions of these Articles shall be deemed to be effected at close of business on the Redemption Day in the jurisdiction in which the applicable Register is maintained (or, in the event that the Company has established any Branch Register, in the jurisdiction in which the Principal Register is maintained), or at such other time as the Directors may determine.
48.	The nominal value of Shares may be redeemed out of the proceeds arising from the issue of an equal number of Shares and the premium (if any) on such Shares shall be paid from the Share Premium Account provided always that at the determination of the Directors such Shares may be redeemed out of the profits of the Company which would otherwise have been available for dividends and any premiums thereon may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

49.	Upon the redemption of a Share being effected pursuant to these Articles, the Redeeming Shareholder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive a dividend which has been declared in respect thereof prior to such redemption being effected or any redemption proceeds payable under these Articles) and accordingly his name shall be removed from the Register with respect thereto.
50.	A Person who becomes aware that he is or may be considered by the Directors to be a Prohibited Person shall promptly either deliver to the Company a Redemption Notice in accordance with these Articles or transfer his Shares in accordance with these Articles to a Person who would not thereby be a Prohibited Person.
51.	Upon the redemption of any Shares being effected pursuant to these Articles, the Directors shall have the power to divide in specie the whole or any part of the assets of the Company and appropriate such assets in satisfaction or part satisfaction of the Redemption Price to one or more Redeeming Shareholders on such terms as they may determine.

TREASURY SHARES

52.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.
53.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.
54.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:
(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and
(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
55.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

CONVERSION

56.	Subject to any rights or restrictions for the time being attached to any Class or Series, the Company may convert Shares of any Class or Series (the "Original Class") held by a Shareholder into a number of Shares of another Class or Series either (a) if the Directors determine that such conversion is necessary, advisable or desirable, or (b) provided that conversion is so permitted in respect of any Class or Series and subject to the rights or restrictions attaching thereto, upon the request of the holder of any Shares of such Class or Series. All conversions of Shares pursuant to these Articles from one Class or Series to any other Class or Series shall be effected by the Directors by way of compulsory redemption of Shares in one Class or Series and the issue of new Shares in the other Class or Series, in each case at such price as the Directors determine.  The Directors may determine whether any accrued but unpaid fees attaching to the Shares of the Original Class shall attach to the converted Shares.

COMPULSORY REDEMPTION

57.	Subject to any rights or restrictions for the time being attached to any Class or Series, the Company may at any time compulsorily redeem any or all of a Shareholder's Shares for any reason or for no reason upon no notice or not less than such period of prior written notice to a Shareholder as the Directors may determine.
58.	Upon such compulsory redemption under these Articles being exercised by the Company against a Shareholder, such Shareholder will be entitled to receive the Redemption Price in respect of his Shares so redeemed, such Redemption Price to be paid to such Shareholder in the manner described and subject to these Articles, and from the day on which such compulsory redemption is effected shall have no other Shareholder's rights except the right to receive the Redemption Price and the right to receive any dividends declared but not yet paid.

SUSPENSION

59.	The Directors may declare a suspension of (a) the determination of Net Asset Value and/or (b) the subscription for Shares and/or (c) the redemption of Shares at the option of the Shareholder (either in whole or in part) and/or (d) the purchase of Shares and/or (e) the payment of any amount to a Redeeming Shareholder in connection with the redemption of Shares, in each case for the whole or any part of any period and in such circumstances as the Directors may determine.
60.	Any suspension declared pursuant to the preceding Article shall take effect at such time as the Directors shall declare and shall remain in effect until the Directors shall declare the suspension to be at an end.
61.	The Directors may with respect to any Shareholder suspend the redemption rights of such Shareholder, including the right to receive the Redemption Price, if the Directors deem it necessary to do so to comply with anti-money laundering laws and regulations or any other legal requirement applicable to the Company, the Investment Manager, any other service provider to the Company or any affiliate of any of them.
62.	Each declaration of a suspension by the Directors pursuant to these Articles shall be consistent with such official rules and regulations (if any) relating to the subject matter thereof as shall have been promulgated by any authority having jurisdiction over the Company as shall be in effect at the time.
63.	To the extent not inconsistent with such official rules and regulations as are mentioned in the preceding Article, the determination of the Directors shall be conclusive.

MODIFICATION OF RIGHTS

64.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that the variation or abrogation of the rights attached to such Classes proposed for consideration is the same variation or abrogation for all such relevant Classes, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action. Any modification in accordance with this Article will also be deemed to amend the terms of offer of the relevant Shares, whether set out in the Offering Memorandum, any subscription agreement or otherwise.
65.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, the redemption or purchase of any Shares, or by the passing of any Directors' resolution to change or vary any investment objective, investment technique and strategy and/or investment policy in relation to a Class of Shares or any modification of the fees payable to any service provider to the Company.

CERTIFICATES

66.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

TRANSFER OF SHARES

67.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee, and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.
68.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

69.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.
70.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.
71.	If it comes to the notice of the Directors that any Shares are held by a Prohibited Person the Directors may by notice in writing require the transfer of such Shares in exercise of their powers under these Articles.

TRANSMISSION OF SHARES

72.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.
73.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.
74.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

75.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.
76.	The Company may by Ordinary Resolution:
(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;
(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;
(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.
77.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

GENERAL MEETINGS

78.	The Directors may, whenever they think fit, convene a general meeting of the Company.
79.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.
80.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.
81.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

82.	At least seven clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.
83.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

84.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Auditors, and the fixing of the remuneration of the Auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
85.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least ten percent of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.
86.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.
87.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
88.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.
89.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.
90.	The chairman may adjourn a meeting from time to time and from place to place either:
(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or
(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:
(i)	secure the orderly conduct or proceedings of the meeting; or
(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

91.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.
92.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.
93.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.
94.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

95.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.
96.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.
97.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.
98.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.
99.	On a poll votes may be given either personally or by proxy.
100.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

101.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
102.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.
103.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
104.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

105.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

106.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.
107.	If at any time the Company falls within the definition of "mutual fund" pursuant to the Mutual Funds Law and is not registered thereunder, a majority of investors (as defined in the Mutual Funds Law) shall be entitled to appoint and remove the Directors by written notice to the Company to that effect notwithstanding, and without prejudice to, the other provisions of these Articles providing for the appointment and removal of Directors.
108.	The Company may by Ordinary Resolution appoint any Person to be a Director.
109.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.
110.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.
111.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.
112.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

113.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.
114.	The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR

115.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

116.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. The Directors will have the power to commence in the name of the Company a winding up or any other insolvency proceedings in accordance with the Companies Law. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.
117.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.
118.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

119.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.
120.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.
121.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.
122.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.
123.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
124.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.
125.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

126.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other Investments whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

127.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.
128.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors, provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.
129.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

130.	The office of Director shall be vacated, if the Director:
(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is removed from office by Ordinary Resolution;
(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or
(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

131.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

132.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
133.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.
134.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
135.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.
136.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.
137.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of Officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

138.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.
139.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.
140.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.
141.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.
142.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.
143.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.
144.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

145.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.
146.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.
147.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such Investments as the Directors may from time to time think fit.

148.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.
149.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).
150.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends in respect of a particular Class or Series, as the case may be, shall be declared and paid pro-rata according to the Net Asset Value per Share of the relevant Class or Series as calculated on the relevant declaration date of such dividends or on such other terms and in such other manner as the Directors may determine.
151.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.
152.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

153.	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.
154.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
155.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.
156.	The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.
157.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

WITHHOLDINGS AND DEDUCTIONS

158.	The Company may require any Shareholder, upon demand to provide and/or update as required any form, certification or other information requested by the Directors or their agent that is necessary for the Company to:
(a)	prevent withholding or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which the Company receives payments;
(b)	comply with any due diligence, reporting or other obligations under Relevant Law; or
(c)	make payments to the Shareholder free of withholding or deduction.

The Company may disclose the foregoing information to any governmental authority or to any person or entity from which the Company receives payments.

159.	If any Shareholder fails to comply in a timely manner with any requirement in the preceding Article, (such Shareholder being the "Defaulting Shareholder") and the Company suffers or incurs directly or indirectly any Deduction as a consequence and/or to ensure compliance with Relevant Law, the Company may take such actions as the Directors determine including, without limitation, to:
(a)	redeem or repurchase such of that Defaulting Shareholder’s Shares so as to ensure that no other Shareholder shall suffer any reduction in the value of their Shares as a consequence of such Deduction;
(b)	without prejudice to the generality of the provisions of these Articles under the heading "Conversion", convert (by way of redemption and issue of Shares) a Defaulting Shareholder’s Shares to a different Class or Series and adjust the Investment Account(s) of such Defaulting Shareholder so as to effectively pass the economic burden of any Deduction to the Defaulting Shareholder;
(c)	make such other adjustments to any one or more Investment Accounts in such manner as the Directors may deem necessary or appropriate so as to effectively pass the economic burden of any Deduction which the Directors determine relates (directly or indirectly) to a Defaulting Shareholder to such Shareholder; and
(d)	in addition, and without prejudice to any other provision of these Articles entitling the Directors to withhold certain amounts from redemption, repurchase, distribution and/or dividend payments, deduct amounts from the redemption, repurchase, distribution and/or dividend proceeds payable to a Defaulting Shareholder, and without limitation, apply deducted amounts sufficient to indemnify and hold harmless the Company and its agents from any Deduction which the Directors determine relate (directly or indirectly) to that Shareholder.

CAPITALISATION OF RESERVES

160.	Subject to the Companies Law and these Articles, the Directors may:
(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:
(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively; or
(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;
(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:
(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or
(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

161.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
162.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price, provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

163.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
164.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.
165.	Any notice or other document, if served by:
(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or
(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

166.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.
167.	Notice of every general meeting of the Company shall be given to:
(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and
(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

168.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Auditors) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
169.	No Indemnified Person shall be liable:
(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or
(b)	for any loss on account of defect of title to any property of the Company; or
(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or
(d)	for any loss incurred through any bank, broker or other similar Person; or
(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or
(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

170.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

171.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors' claims.
172.	Subject to any rights and restrictions for the time being attributed to any Class or Series, the assets available for distribution among the Shareholders shall then be applied in the following priority:
(a)	first, in the payment to the Shareholders of a sum equal to the par value of the Shares held by them; and
(b)	second, in the payment of any balance to Shareholders, such payment being made in proportion to the Net Asset Value per Share of the relevant Class and Series held.
173.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes or Series. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

174.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

175.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.
176.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.
177.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those

Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders.  When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

178.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

179.	The Company may merge or consolidate in accordance with the Companies Law.
180.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

181.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company) shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares or any Class or Series may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.